UNITED STATES
SECURITIES & EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 9, 2008

AEP INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-14450	22-1916107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

125 Phillips Avenue, South Hackensack, New Jersey	07606
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (201) 641-6600

(Former name or former address, if changed since last report)   N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

On August 9, 2008, AEP Industries Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) for the purchase of substantially all of the assets of the stretch films, custom films and institutional products divisions (the “Subject Assets”) of Atlantis Plastics, Inc. and certain of its subsidiaries (“Seller”) for $87.0 million in cash plus the assumption of certain liabilities.  In addition, the Company may assume industrial revenue bond indebtedness relating to the Subject Assets, with principal and interest outstanding of up to approximately $5.4 million, and the cash purchase price will be reduced on a dollar for dollar basis to the extent such indebtedness is assumed by the Company.  The Agreement also provides for a purchase price adjustment based on net working capital (as defined in the Agreement).  Approximately five business days prior to closing, the parties will estimate net working capital as of closing and the cash purchase price will be adjusted downward or upward if the estimated net working capital is less or greater than, respectively, $44.6 million.  Subsequent to closing, the parties will determine the actual net working capital, with a further purchase price adjustment downward or upward (up to a maximum of $2.5 million) if the final net working capital is less or greater than, respectively, the estimated net working capital.  $2.5 million of the cash purchase price will be held in escrow at closing until the final net working capital adjustment is determined.  The Company anticipates funding the cash purchase price with cash on hand and availability under its existing revolving credit facility.

Seller commenced Chapter 11 bankruptcy proceedings on August 10, 2008 in the United States Bankruptcy Court for the Northern District of Georgia-Atlanta Division (the “Court”).  The Company’s offer is intended to serve as the “stalking horse” initial bid in an auction process conducted by the Seller with Court oversight.  On August 11, 2008, Seller filed a motion with the Court seeking approval of proposed auction procedures (the “Bidding Procedures”) for the Subject Assets.  The Bidding Procedures anticipate that the auction will be completed by October 2008.  Following the Court’s approval of the Bidding Procedures, the closing of transactions contemplated by the Agreement is subject to (a) Seller not receiving a “higher or better” offer from a qualified bidder at an auction of the Subject Assets, (ii) approval by the Court and (iii) other customary closing conditions set forth in the Agreement.  Either party may terminate the Agreement by November 3, 2008 if the terminating party is not the primary cause of the closing not having occurred by such date.

In the event the Agreement is terminated for specified reasons following the Court’s entry of the Bidding Procedures order, including if Seller accepts a higher or better offer from a competing bidder at the auction, the Company will be entitled to a break-up fee of $2.6 million or the reimbursement of certain expenses up to $0.4 million as its sole and exclusive remedy.

In the event the Agreement is terminated for specified reasons following the Court’s entry of the Bidding Procedures order, including if the Company materially breaches its obligations under the Agreement and fails to cure such breach on a timely basis following written notice, the Company is required to pay $6.1 million to Seller as its sole and exclusive remedy.  In furtherance of the foregoing obligation, the Company deposited such funds into an escrow account on August 12, 2008.

The foregoing summary of the Agreement and the transactions contemplated thereby is qualified in its entirety by the Agreement attached hereto as Exhibit 2.1, which is hereby incorporated by reference.

On August 11, 2008, the Company issued a press release announcing that the Company entered into a definitive agreement to acquire the Subject Assets of Seller.  A copy of the press release is attached hereto as Exhibit 99.1, which is hereby incorporated by reference.

Item 9.01.        Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

2.1*	Asset Purchase Agreement, dated August 9, 2008, by and among Atlantis Plastics, Inc, Atlantis Plastics Films, Inc., and Linear Films, Inc. and AEP Industries Inc.

99.1	Press release, dated August 11, 2008.

*   The Company agrees to furnish any omitted schedules and exhibits upon the request of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEP INDUSTRIES INC.

Date: August 12, 2008	By:	/s/ LINDA N. GUERRERA
Linda N. Guerrera
Vice President and Controller

EXHIBITS

Exhibit No.	Description

2.1*	Asset Purchase Agreement, dated August 9, 2008, by and among Atlantis Plastics, Inc, Atlantis Plastics Films, Inc., and Linear Films, Inc. and AEP Industries Inc.

99.1	Press release, dated August 11, 2008.

*   The Company agrees to furnish any omitted schedules and exhibits upon the request of the Securities and Exchange Commission.